Exhibit 99.1

UNWIRED PLANET APPOINTS MARK JENSEN TO BOARD OF DIRECTORS

RENO, NV – October 23, 2012 – Unwired Planet, (Nasdaq: UPIP), today announced that Mark Jensen was appointed to the company’s board of directors. Mr. Jensen was most previously a U.S. Managing Partner-Audit and Enterprise Risk Services, Technology Industry and a U.S. Managing Partner-Venture Capital Services Group at Deloitte LLP until his retirement from the firm in early June of 2012.

The appointment expands the board’s membership to eight members, of whom seven are considered to be independent of management.

“Mr. Jensen brings more than 30 years of experience providing audit and financial consulting services. His experience working with high technology companies coupled with his strong understanding of corporate governance will augment the board with key financial insight as we continue to reposition the company,” said Peter Feld, Chairman of the Board.

Prior to joining Deloitte as a partner in 2001, Mr. Jensen was briefly the CFO for Redleaf Group and prior to that, a partner with Arthur Andersen LLP where he was the Managing Partner of the Silicon Valley Office and also led the Global Technology Industry Practice. Mr. Jensen is a certified public accountant licensed in Colorado and California and is a member of the American Institute of Certified Public Accountants and the Colorado and California State Societies of Certified Public Accountants. Mr. Jensen received a Bachelor’s of Education Degree from Colorado State University and a Bachelors of Science Degree from Metropolitan State College of Denver. He is a Senior Fellow and a Board Member of the American Leadership Forum-Silicon Valley.

About Unwired Planet

Unwired Planet (NASDAQ: UPIP) is the inventor of the mobile internet. Unwired Planet established many of the foundational patents that allow mobile devices to connect to the Internet. Over the years, the company has amassed a patent portfolio of approximately 200 issued US and foreign patents and approximately 75 pending applications, many of which are considered foundational to mobile communications, and span smart devices, cloud technologies and unified messaging.

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